Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Kirsten Chapman	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2019 Results

Sacramento, CA, July 31, 2019 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States, reported its financial results for the three and six months ended June 30, 2019.

Neil Koehler, Pacific Ethanol’s president and CEO, stated, “We continue to operate efficiently in the current poor margin environment by reducing our operating costs and targeting yield improvements, energy reductions, lower carbon intensities and increased sales of high-quality alcohol and feed products. The end result is that while crush margins improved only slightly in the second quarter our loss available to shareholders was $8.0 million, an improvement from a loss of $13.2 million in the first quarter and our adjusted EBITDA increased significantly to a positive $7.2 million in the second quarter, up from a positive $1.6 million in the first quarter.

“We are encouraged by the EPA’s final ruling on E15 in June to allow year-round sale and use of higher ethanol blends. The market is already experiencing some incremental demand as a result of this ruling, with material growth expected in the years to come. Long term, we remain confident that the compelling cost, octane and carbon benefits of ethanol will drive both new domestic and export demand and we are taking the necessary steps to best position Pacific Ethanol to benefit when market conditions improve.”

Financial Results for the Three Months Ended June 30, 2019 Compared to 2018

●	Net sales were $346.3 million, compared to $410.5 million.
●	Total gallons sold of 213.0 million, compared to 227.4 million.
●	Total production gallons sold of 129.8 million, compared to 144.4 million.
●	Cost of goods sold was $342.3 million, compared to $411.8 million.
●	Gross profit was $4.0 million, compared to a gross loss of $1.3 million.
●	Selling, general and administrative expenses were $6.7 million, compared to $8.9 million.

●	Operating loss was $2.7 million, compared to $10.2 million.
●	Loss available to common stockholders was $8.0 million, or $0.17 per share, compared to $13.2 million, or $0.31 per share.
●	Adjusted EBITDA was $7.2 million compared to $1.0 million.
●	Cash and cash equivalents were $16.5 million at June 30, 2019, compared to $26.6 million at December 31, 2018.

Financial Results for the Six Months Ended June 30, 2019 Compared to 2018

●	Net sales were $702.1 million, compared to $810.5 million.
●	Cost of goods sold was $700.4 million, compared to $808.5 million.
●	Gross profit was $1.7 million, compared to $2.1 million.
●	Selling, general and administrative expenses were $14.9 million, compared to $18.2 million.
●	Operating loss was $13.3 million, compared to $16.1 million.
●	Loss available to common stockholders was $21.2 million, or $0.45 per share, compared to $21.4 million, or $0.50 per share.
●	Adjusted EBITDA was $8.8 million, compared to $6.7 million.

Second Quarter 2019 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on August 1, 2019. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 1557678. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 6:00 p.m. Eastern Time on Thursday, August 2, 2019, through 11:59 p.m. Eastern Time on Thursday, August 8, 2019. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 1557678.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates nine production facilities, four in the Western states of California, Oregon and Idaho, and five in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 605 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and alcohol products for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions, including the supply of and domestic and international demand for ethanol and co-products; future margins; E15 adoption and related effects on ethanol demand and margins, and the effects of year-round use of E15; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products and high-quality alcohols; export conditions and international demand for ethanol and co-products, including the resolution of trade disputes with China; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs, such as corn and natural gas. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies, including with respect to year-round use of E15; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on May 3, 2019.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$346,301	$410,522	$702,104	$810,549
Cost of goods sold	342,330	411,795	700,422	808,460
Gross profit (loss)	3,971	(1,273)	1,682	2,089
Selling, general and administrative expenses	6,708	8,898	14,943	18,213
Loss from operations	(2,737)	(10,171)	(13,261)	(16,124)
Interest expense, net	(5,115)	(4,177)	(9,851)	(8,682)
Other income (expense), net	(438)	(256)	661	142
Loss before benefit for income taxes	(8,290)	(14,604)	(22,451)	(24,664)
Benefit for income taxes	—	—	—	563
Consolidated net loss	(8,290)	(14,604)	(22,451)	(24,101)
Net loss attributed to noncontrolling interests	644	1,696	1,915	3,352
Net loss attributed to Pacific Ethanol, Inc.	$(7,646)	$(12,908)	$(20,536)	$(20,749)
Preferred stock dividends	$(315)	$(315)	$(627)	$(627)
Loss available to common stockholders	$(7,961)	$(13,223)	$(21,163)	$(21,376)
Net loss per share, basic and diluted	$(0.17)	$(0.31)	$(0.45)	$(0.50)
Weighted-average shares outstanding, basic and diluted	47,771	43,285	46,651	43,098

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$16,513	$26,627
Accounts receivable, net	68,014	67,636
Inventories	77,490	57,820
Prepaid inventory	3,262	3,090
Other current assets	9,180	13,631
Total current assets	174,459	168,804
Property and equipment, net	462,534	482,657
Other Assets:
Right of use operating lease assets, net	40,177	—
Intangible asset	2,678	2,678
Other assets	5,972	5,842
Total other assets	48,827	8,520
Total Assets	$685,820	$659,981

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30, 2019	December 31, 2018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$45,093	$48,176
Accrued liabilities	18,718	23,421
Current portion – operating leases	7,272	—
Current portion – long-term debt	143,379	146,671
Derivative instruments	684	6,309
Other current liabilities	11,194	7,282
Total current liabilities	226,340	231,859

Long-term debt, net of current portion	102,747	84,767
Operating leases, net of current portion	31,517	—
Other liabilities	23,896	23,990
Total Liabilities	384,500	340,616

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of June 30, 2019 and December 31, 2018 Series B: 927 shares issued and outstanding as of June 30, 2019 and December 31, 2018	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 49,838 and 45,771 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	50	46
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	937,208	932,179
Accumulated other comprehensive expense	(2,459)	(2,459)
Accumulated deficit	(651,163)	(630,000)
Total Pacific Ethanol, Inc. Stockholders’ Equity	283,637	299,767
Noncontrolling interests	17,683	19,598
Total Stockholders’ Equity	301,320	319,365
Total Liabilities and Stockholders’ Equity	$685,820	$659,981

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2019	2018	2019	2018
Net loss attributed to Pacific Ethanol, Inc.	$(7,646)	$(12,908)	$(20,536)	$(20,749)
Adjustments:
Interest expense*	5,115	4,169	9,851	8,573
Benefit for income taxes	—	—	—	(563)
Depreciation and amortization expense*	9,774	9,735	19,480	19,389
Total adjustments	14,889	13,904	29,331	27,399
Adjusted EBITDA	$7,243	$996	$8,795	$6,650

*	Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2019	2018	2019	2018
Production gallons sold (in millions)	129.8	144.4	246.7	285.2
Third party gallons sold (in millions)	83.2	83.0	178.0	174.9
Total gallons sold (in millions)	213.0	227.4	424.7	460.1

Total gallons produced (in millions)	121.3	143.2	243.8	285.4
Production capacity utilization	80%	95%	81%	94%

Average ethanol sales price per gallon	$1.61	$1.66	$1.57	$1.61
Average CBOT ethanol price per gallon	$1.41	$1.45	$1.36	$1.44

Corn cost – CBOT equivalent	$3.81	$3.82	$3.77	$3.69
Average basis	0.41	0.29	0.40	0.29
Delivered corn cost	$4.22	$4.11	$4.17	$3.98

Total co-product tons sold (in thousands)	691.5	794.0	1,375.6	1,592.0
Co-product return % (1)	35.5%	35.7%	37.2%	36.4%

(1)	Co-product revenue as a percentage of delivered cost of corn.